Exhibit 3.6

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
GAMECOM, INC.

Pursuant to section 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

ARTICLE I

The name of the corporation is GameCom, Inc. (the “Corporation”).

ARTICLE II

The following amendment to the articles of incorporation was adopted by the shareholders of the Corporation on April 30, 2002. The amendment changes ARTICLE ONE of the original articles of incorporation, and the full text of ARTICLE ONE of the articles of incorporation of the Corporation, as amended, shall read as follows:

“The name of the corporation is VirTra Systems, Inc.”

ARTICLE III

The number of shares of the Corporation outstanding at the time of such adoption was 14,462,269, and the number of shares entitled to vote on the amendment was 14,462,269.

ARTICLE IV

The number of shares voted for such amendment was 12,552,906, and the number of shares voted against such amendment was 2500.

Executed on the 30th day of April, 2002.

GAMECOM, INC.

by:
L. Kelly Jones, chief executive